Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF AMENDMENT	Delivered 01:38 PM 11/15/2018
OF	FILED 01:38 PM 11/15/2018
CERTIFICATE OF INCORPORATION	SR 20187664179 - File Number 7126078
OF
ROARING FORK ACQUISITION CORP.
(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Roaring Fork Acquisition Corp., a Delaware corporation (the "Company"), hereby certifies the following:

FIRST:        The name of the Company is Roaring Fork Acquisition Corp.

SECOND:   The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 29, 2018 under the name Roaring Fork Acquisition Corp. An amendment to the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 8, 2018.

THIRD:       The Certificate of Incorporation of the Company is hereby further amended to change Article I thereof, relating to the name of the Company. Accordingly, Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE I
NAME

The name of the corporation is Star Peak Energy Acquisition Corp. (the “Corporation”).

FOURTH:    This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company.

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Certificate of Amendment as of this 14th day of November 2018.

ROARING FORK ACQUISITION CORP.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Secretary